UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: March 11, 2005
(Date of earliest event reported)

EMAK Worldwide, Inc.

(exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23346 (Commission File No.)	13-3534145 (I.R.S. Employer Identification No.)

6330 San Vicente Boulevard
Los Angeles, California 90048
(Address of Principal executive offices, including zip code)

(323) 932-4300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On March 11, 2005, our Board of Directors (“Board”) approved compensation arrangements for non-employee directors serving on the Strategy Committee of our Board. The Strategy Committee was established in May 2004 by resolution of our Board to advise Management and the Board on strategic business issues. The current members of the Strategy Committee include Donald A. Kurz, Stephen P. Robeck and Jeffrey S. Deutschman. Compensation levels for non-employee directors serving on the Strategy Committee were determined based upon the recommendations of both the Corporate Governance/Nominating Committee and the Compensation Committee of the Board.

     The Board determined that Stephen P. Robeck would receive compensation at the rate of $15,000 per calendar quarter commencing May 15, 2004 and continuing until February 24, 2005. The Board determined that Mr. Robeck’s compensation as a member of the Strategy Committee would be terminated as of February 24, 2005 as a result of his appointment as our non-executive Chairman. Compensation arrangements for Mr. Robeck in his role as non-executive Chairman are currently being considered by the Corporate Governance/Nominating Committee and the Compensation Committee of the Board.

     The Board determined that Jeffrey S. Deutschman would receive compensation at the rate of $15,000 per calendar quarter commencing January 1, 2005 and continuing until changed by resolution of the Board.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     On March 11, 2005, our Board adopted the EMAK Worldwide, Inc. Amended and Restated Bylaws (“New Bylaws”). The provisions of the New Bylaws reflecting substantive changes from prior bylaw provisions include the following:

     Section 2.10—Organization (of Stockholder Meetings). The voting and proxy provisions of former Section 2.10 were added to existing Section 2.9. The new Section 2.10 provides for the organization and conduct of stockholder meetings. The new Section 2.10 also provides for the establishment of rules, regulations or procedures for the conduct of stockholder meetings by the Board or the Chairman with respect to matters such as (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of records of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants.

     Section 3.4—Chairman of the Board. This new section provides for the annual election by the Board of one of its members to be the non-executive chairman. This provision was adopted as the result of the recent appointment of Stephen P. Robeck as non-executive Chairman. Our prior Bylaws provided that the chairman position was an executive officer role combined with that of the chief executive officer.

     Section 5.1—General (Officers); Section 5.2—The Chief Executive Officer. In conjunction with establishing a non-executive chairman position, the officer provisions of our bylaws required amendments to Sections 5.1 and 5.2 in order to eliminate the combined post of chairman and chief executive officer.

     Section 5.7—Other Officers. This new provision establishes the authority of the Board to appoint officers other than those specific offices designated in Section 5.1 with such powers and duties as the

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Board assigns. This provision also permits the Board to delegate the power to choose such other officers and to prescribe their respective powers and duties.

     Article IX—Emergency Provisions. As part of our disaster preparedness planning, new Article IX provides that in the event of a national emergency or other disaster making it impossible or impracticable for the Corporation to conduct its business without recourse to the emergency bylaw provisions, said provisions override all other Bylaws of the Corporation and remain operative so long as it remains impossible or impracticable to continue the business of the Corporation otherwise. The emergency bylaw provision provides that directors who are unavailable (i.e., physically or mentally incapacitated, unwilling to perform, or whereabouts unknown) shall automatically cease to be directors. The authorized number of directors is automatically reduced to the number of directors who are available, but not less than the minimum number required by law. This permits the establishment of a quorum of directors for the conduct of business. If the number of remaining directors is less than the minimum required by law, then board powers are delegated to an emergency committee made up of the remaining directors plus, in the event that there are less than three remaining directors, up to three of the most senior officers of the Corporation who are available to serve (such that the committee consists of three members). If a previously unavailable director later becomes available, he automatically becomes a member of the emergency committee. The emergency committee is vested with board powers until a new board can be elected or until a sufficient number of prior directors become available.

     The New Bylaws are filed as an exhibit to this report.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits:

Exhibit No.	Description
3.1	EMAK Worldwide, Inc. Amended and Restated Bylaw adopted March 11, 2005.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAK WORLDWIDE, INC.
Date: March 17, 2005	By:	/S/TERESA L. TORMEY
Teresa L. Tormey,
Executive Vice President, General Counsel and Secretary

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